UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2006

HAYNES INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-124977	06-1185400
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1020 West Park Avenue Kokomo, Indiana	46904-9013
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (765) 456-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 1.01.	Entry into Material Definitive Agreement.

On March 31, 2006, the Board of Directors of Haynes International, Inc. (the "Company") approved, and the Company entered into, a Stock Option Agreement (the "Agreement") whereby options to purchase 15,000 shares of the common stock (the "Options") of the Company were granted to Mr. Robert Getz, who was also appointed as a member of the Board of Directors as described in Item 5.02 of this Form 8-K, pursuant to the Amended and Restated Stock Option Plan of the Company. The Options may be exercised with respect to 33-1/3 percent of the total number of shares covered by the Option on March 31, 2007, and with respect to an additional 33-1/3 percent on each of March 31, 2008 and March 31, 2009, respectively. When the Option becomes exercisable with respect to any shares, those shares may be purchased for $31.00 per share, at any time, or from time to time, in whole or in part, for a period of ten years from the date of grant. The Agreement is filed as Exhibit 10.1 to this Form 8-K.

Item 5.02.	Election of Directors.

                On March 31, 2006, the Board of Directors elected Mr. Robert Getz as a director of the Company for a term ending at the Annual Meeting of Stockholders scheduled for February 2007. Mr. Getz is the Managing Director of Cornerstone Equity Investors, L.L.C. There is no arrangement or understanding between the new director and any other persons pursuant to which Mr. Getz was selected as a director. Mr. Getz was appointed to serve on the Special Committee of the Board of Directors, which, as was previously announced, is considering strategic alternatives on behalf of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Haynes International, Inc.

Date: April 6, 2006	By: /s/ Marcel Martin Marcel Martin Vice President, Finance and Chief Financial Officer

Index to Exhibits

Exhibit No.	Description
10.1	Stock Option Agreement by and between the Company and Robert Getz, dated March 31, 2006.